Exhibit 3.1

UNIVERSAL SECURITY INSTRUMENTS, INC.

ARTICLES OF AMENDMENT

(changing its name hereby to UNIVERSAL SAFETY PRODUCTS, INC.)

UNIVERSAL SECURITY INSTRUMENTS, INC., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The charter of the Corporation is hereby amended by striking out in its entirety Article SECOND of the Articles of Incorporation and substituting the following:

SECOND: The name of the Corporation (which is hereinafter called the “Corporation”) is: Universal Safety Products, Inc.

SECOND: The foregoing amendment to the Charter of the Corporation was duly approved and declared advisable by the Board of Directors of the Corporation and approved by the Stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary, as of the 28 day of May, 2025. Each of the undersigned officers of the Corporation acknowledges, under the penalties of perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein with respect to authorization and approval are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:	UNIVERSAL SECURITY INSTRUMENTS, INC.

/s/	By:	/s/	(SEAL)

James B. Huff, Secretary		Harvey B. Grossblatt, President